ENERGY TRANSFER PARTNERS ANNOUNCES PRELIMINARY RESULTS AND EXTENSION OF EARLY PARTICIPATION AND CONSENT DATE FOR THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS RELATING TO NOTES ISSUED BY SOUTHERN UNION COMPANY
DALLAS, TEXAS—May 31, 2013—Energy Transfer Partners, L.P. (NYSE: ETP) announced today the preliminary results of the previously announced exchange offers and consent solicitations by ETP to exchange existing 7.60% Senior Notes due 2024 (CUSIP 844030AA4) (the “Existing 2024 Notes”), 8.25% Senior Notes due 2029 (CUSIP 844030AC0) (the “Existing 2029 Notes” and, together with the Existing 2024 Notes, the “Existing Senior Notes”) and Junior Subordinated Notes due 2066 (CUSIP 844030AH9) (the “Existing Junior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”) issued by Southern Union Company (“Southern Union”) for ETP’s new 7.60% Senior Notes due 2024, 8.25% Senior Notes due 2029 and Floating Rate Notes due 2066, respectively, each with registration rights (collectively, the “Exchange Offers”). ETP has been advised by D.F. King & Co., Inc., the information agent for the Exchange Offers, that holders of:

•	58% of the principal amount of the Existing 2024 Notes;

•	44% of the principal amount of the Existing 2029 Notes; and

•	90% of the principal amount of the Existing Junior Subordinated Notes;
had validly tendered their Existing Notes pursuant to the terms of the Exchange Offers prior to the original early participation and consent date of 5:00 p.m., New York City time, on May 30, 2013.
Additionally, ETP is waiving the minimum tender conditions and extending the period during which holders who tender their Existing 2024 Notes, Existing 2029 Notes and Existing Junior Subordinated Notes will receive the exchange consideration plus an early participation premium under the Exchange Offers. The new deadline to receive the exchange consideration plus an early participation premium has been extended to 5:00 p.m., New York City time, on June 3, 2013. Under the terms of the Exchange Offers, holders who have previously tendered their Existing Notes can no longer validly withdraw those notes from the Exchange Offers.

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Pursuant to ETP’s waiver of the minimum tender conditions, the Exchange Offers for the Existing Senior Notes are no longer conditioned upon the receipt of at least a majority of the outstanding aggregate principal amount of both series of Existing Senior Notes and the Exchange Offer for the Existing Junior Subordinated Notes is no longer conditioned upon the receipt of at least a majority of the outstanding aggregate principal amount of all series of Existing Notes.
Based on the results announced above, pursuant to the terms of the previously announced consent solicitations, ETP, on behalf of Southern Union, has received the requisite consent from holders of the Existing 2024 Notes and Existing Junior Subordinated Notes to amend the indentures governing such series of Existing Notes to remove substantially all of the restrictive covenants and certain events of default and modify certain provisions.
Holders who have already validly tendered their Existing Notes and delivered their consents do not need to re-tender their Existing Notes or deliver new consents. The expiration date of the exchange offers and consent solicitations remains unchanged and will expire at 11:59 p.m., New York City time, on June 13, 2013, unless extended or earlier terminated by ETP.
All other material terms of the Exchange Offers and consent solicitations remain unchanged. Eligible holders should refer to the offering memorandum and consent solicitation statement dated May 16, 2013 for further details and the terms and conditions of the exchange offers and consent solicitations.
The new notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is neither an offer to sell, nor the solicitation of an offer to buy, nor a solicitation of consents with respect to any securities, nor shall there be any sale of the new notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The new notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act or persons other than “U.S. persons” pursuant to Regulation S under the Securities Act (“eligible holders”). Documents relating to the exchange offers will only be distributed to eligible holders who properly complete and return a letter of eligibility confirming that they are within the category of eligible holders for the private Exchange Offers. Eligible holders who desire a copy of the letter of eligibility should contact D.F. King & Co., Inc., the information agent for the exchange offers, at (800) 967-4607 (U.S. toll-free) or (212) 269-5550 (collect) or access the letter of eligibility at www.dfking.com/ETP.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 47,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).
Statements about the offering may be forward-looking statements as defined under federal law. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “projects,” “should” and other similar expressions. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. Important information about issues that could cause actual results to differ materially from those expected by management of ETP can be found in ETP’s public periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contacts

Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214.599.8785 (office)
214.498.9272 (cell)